SHARE EXCHANGE AGREEMENT

by and between

CARBON-ION ENERGY, INC.

and

CORPORATE UNIVERSE, INC.

Dated as of April 13, 2021

This **SHARE EXCHANGE AGREEMENT** (the "**Agreement**"), is made and entered into as of April 13, 2021, by and among Corporate Universe, Inc., a Delaware corporation (the "**Buyer**"), Carbon-Ion Energy, Inc., a Delaware corporation (the "**Company**"), and the shareholders of the Company identified on **Exhibit A** attached hereto (each a "**Shareholder**" and collectively, the "**Shareholders**"). Certain other capitalized terms used in this Agreement are defined in **Annex A** attached hereto.

WHEREAS, on March 16, 2021, the Company entered into that certain Share Purchase Agreement with the shareholders of Solutions for Start Up Ventures Limited ("**Solutions**"), an entity incorporated and registered under the laws of England and Wales, (which is to be renamed Oxicon Limited), pursuant to which Solutions became and is now, a wholly-owned subsidiary of the Company.

WHEREAS, Solutions previously acquired the ongoing business and assets of Zapgo Limited ("**Zapgo**") including Zapgo's patents and other intellectual property (the "**Zapgo Assets**"), on September 11, 2020, and as such, the Zapgo Assets are presently owned by Solutions, which as of the date of this Agreement, is a wholly-owned subsidiary of the Company.

WHEREAS, upon consummation of the Transaction contemplated by the Share Purchase Agreement, the Company shall have 10,000,000 shares of common stock, par value $0.000001 per share (the "**Company Shares**") issued and outstanding, all of which shall be held by the Shareholders.

WHEREAS, upon consummation of the Transactions contemplated by the Share Purchase Agreement, the Shareholders have agreed to transfer the Company Shares to Buyer in exchange for 100,000,000 shares of common stock, par value $0.0001 per share of Buyer (the "**Buyer Common Stock**"), and 100,000 shares of preferred stock, par value $0.0001 per share of the Buyer (the "**Buyer Preferred Stock**" and collectively, the "**Exchange Shares**") of the Buyer, on the terms and subject to the conditions set forth herein (the "**Exchange**").

WHEREAS, the Exchange of shares for Buyer Common Stock is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "**Code**"), or such other Tax free reorganization or restructuring provisions as may be available under the Code.

WHEREAS, the Board of Directors of each of the Buyer and the Company has determined that it is desirable and in the best interests of the Shareholders of their respective Companies to effect this plan of reorganization and the Exchange.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and Agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

EXCHANGE OF SHARES

1.1. Exchange by the Shareholders. At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to the Buyer, the Company Shares owned by the Shareholder free and clear of all Liens of in Exchange for the Exchange Shares free and clear of all Liens.

1.2. Closing. The closing (the "**Closing**") of the transactions contemplated by this Agreement (the "**Transactions**") shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP in New York, New York, commencing upon the satisfaction or waiver of all conditions and obligations of the parties to consummate the transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective parties will take at Closing) or such other date and time as the parties may mutually determine (the "**Closing Date**").

ARTICLE II

REPRESENTATIONS OF THE SHAREHOLDERS

Each Shareholder represents and warrants to the Buyer, severally (but not jointly or jointly and severally) as follows:

2.1 Good Title. At the Closing, the Shareholder shall be the record and beneficial owner, and has good and marketable title to the Company Shares being exchanged by such Shareholder pursuant to this Agreement as set forth on Schedule 2.1, with the right and authority to sell and deliver such Company Shares to Buyer as provided herein. Upon registering of the Buyer as the new owner of such Company Shares in the share register of the Company, the Buyer will receive good title to such Company Shares, free and clear of all Liens.

2.2 Power and Authority. Prior to the Closing, all acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions shall have been properly taken. The obligations of the Shareholder under this Agreement shall constitute legal, valid and binding obligations of the Shareholder, enforceable against such Shareholder in accordance with the terms hereof.

2.3 No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any Governmental Entity under any Laws; (ii) will not violate any Laws applicable to the Shareholder; and (iii) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.4 No Finder's Fee. The Shareholder has not created, and shall not have created, any obligation for any finder's, investment banker's or broker's fee in connection with the Transactions contemplated under this Agreement that the Company or the Buyer will be responsible for.

2.5 Purchase Entirely for Own Account. The Exchange Shares proposed to be acquired by the Shareholder hereunder will be acquired for investment for the Shareholder's own account, and not with a

view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

2.6 Available Information. The Shareholder has such knowledge and experience in financial and business matters such that the Shareholder is capable of evaluating the merits and risks of an investment in the Buyer. Shareholder acknowledges that an investment in the Exchange Shares involves a high degree of risk, is speculative and there can be no assurance of any return on any such investment.

2.7 Non-Registration. The Shareholder understands that the Exchange Shares have not been registered under the Securities Act of 1933, as amended (the "**Securities Act**") and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder's representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Exchange Shares in accordance with the Buyer charter documents or the Laws of its jurisdiction of incorporation.

2.8 Restricted Securities. The Shareholder understands that the Exchange Shares are characterized as "restricted securities" under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Exchange Shares would be acquired in a Transaction not involving a public offering. The Shareholder further acknowledges that if the Exchange Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Exchange Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.

2.9 Legends. The Shareholder understands that the Exchange Shares will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

and any legend required by the "blue sky" Laws of any state to the extent such Laws are applicable to the securities represented by the certificate so legended.

2.10 Investor Status. As of the date hereof, and at the Closing:

(a) Accredited Investor. The Shareholder, if a U.S. resident, is an "accredited investor" within the meaning of Rule 501 under the Securities Act.

(b) Non-U.S. Investor.

(i) If the Shareholder is a non-U.S. Person, the Shareholder is not acquiring the Exchange Shares as a result of, and will not itself engage in, any "directed selling efforts" (as defined in Regulation S) in the United States in respect of the Exchange Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Exchange Shares; provided, however, that the Shareholder may sell or otherwise dispose of the Exchange Shares pursuant to registration thereof under the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements.

(ii) If the Shareholder is a non-U.S. Person, the Shareholder acknowledges that the statutory and regulatory basis for the exemption from U.S. registration requirements claimed for the offer of the Exchange Shares, although in technical compliance with Regulation S, would not be available if the Offering is part of a plan or scheme to evade the registration provisions of the Securities Act or any applicable state or provincial securities laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that, except as set forth in the disclosure schedules delivered by the Company to Buyer (the "**Company Disclosure Schedule**") which have been provided to Buyer prior to the date hereof, and which shall be true and correct at the Closing.

3.1. Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

3.2. Subsidiaries. The Subsidiaries of the Company, and the authorized and outstanding capital stock of each are set forth on Schedule 3.2. All of the outstanding capital stock of the Company's Subsidiaries are owned by Company free and clear of all Liens. Other than as set forth on Schedule 3.2, the Company does not own directly or indirectly, any equity or other ownership interest in any Company, corporation, partnership, joint venture or otherwise.

3.3. Capital Structure of the Company. As of the date of this Agreement, the number of shares and type of all authorized, issued and outstanding capital stock of the Company or any Subsidiary, and all shares of capital stock reserved for issuance under the Company's various option and incentive plans is specified on Schedule 3.3. Except as set forth in Schedule 3.3, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Schedule 3.3, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters. Except as set forth in Schedule 3.3, there are no outstanding securities, options, warrants, calls, rights, commitments, Agreements, arrangements or undertakings of any kind to which the Company or any Subsidiary is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the

Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, Agreement, arrangement or undertaking. Except on Schedule 3.3, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company.

3.4. Corporate Authority; Noncontravention. The Company has all requisite corporate and other power and authority to enter into this Agreement and to consummate the Transactions contemplated hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of the Company and the Shareholders. This Agreement has been duly executed and when delivered by the Company shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to a loss of a Material benefit under, or result in the creation of any Lien upon any of the properties or Assets of the Company under, (i) the Certificate of Incorporation, Bylaws or other organizational or charter documents of the Company (copies of which have been provided to Buyer on or prior to the date of this Agreement) (the "**Company Charter Documents**"), (ii) any, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to the Company or the Shareholder, theirs properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to the Company or the Shareholder, their properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to the Company or could not prevent, hinder or Materially delay the ability of the Company to consummate the Transactions.

3.5. Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "**Exchange Act**").

3.6. Certain Fees. No brokerage or finder's fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the Transactions.

3.7. Litigation; Labor Matters.

(a) There is no suit, action or proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or any Subsidiary or prevent, hinder or Materially delay the ability of the Company to consummate the Transactions, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect. Neither the Company, any Subsidiary nor to the Company's Knowledge, any director or officer of the Company or any Subsidiary thereof, is or has been the subject of any Order involving a claim of

violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of the Company and any Subsidiary there is not pending or contemplated, any investigation by the SEC involving the Company, any Subsidiary or any current or former director or officer of the Company or any Subsidiary.

(b) The conduct of the business of the Company and to the Company's Knowledge, any Subsidiary complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto, except as would not have a Material Adverse Effect with respect to the Company and any Subsidiary.

3.8. <u>Tax Returns and Tax Payments</u>.

(a) The Company and any Subsidiary has filed with the appropriate taxing authorities any Tax Returns required to be filed by it (taking into account all applicable extensions). No claim has ever been made in writing or otherwise addressed to the Company or any Subsidiary by a taxing authority in a jurisdiction where the Company or the Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Since January 1, 2018, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(b) No Material claim for unpaid Taxes has been made or become a Lien against the property of the Company or any Subsidiary or is being asserted against the Company or any Subsidiary, no audit of any Tax Return of the Company or any Subsidiary is being conducted by a Tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any Subsidiary and is currently in effect. The Company and any Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholder or other third party.

(c) As used herein, "**<u>Taxes</u>**" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "**<u>Tax Return</u>**" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

3.9. <u>Material Agreements</u>.

(a) <u>Schedule 3.9</u> lists the Contracts and other agreements ("**<u>Company Material Agreements</u>**") to which the Company or any Subsidiary is a party: (i) any agreement (or group of related agreements) for the lease of real or personal property, including capital leases, to or from any person providing for annual lease payments in excess of $25,000; (ii) any licensing agreement, or any agreement forming a partnership, strategic alliances, profit sharing or joint venture; (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money in excess of $10,000, or under which a security interest has been imposed on any of its Assets, tangible or intangible; (iv) any profit sharing, deferred compensation, severance, or other Material plan or arrangement for the benefit of its current or former officers, directors and managers or any employees; (v) any employment or independent contractor agreement providing annual compensation in excess of $10,000 or providing post-termination or severance payments or benefits or that cannot be cancelled without more than thirty (30) days' notice; (vi) any agreement with any current or former officer, director, Shareholder, members, manager or Affiliate; (vii) any agreements relating to the acquisition (by

merger, purchase of units or Assets or otherwise) of any operating business or Material Assets or the capital stock of any other person; (viii) any agreements for the sale of any of the Assets, other than in the ordinary course of business; (ix) any outstanding agreements of guaranty, surety or indemnification, direct or indirect; (x) any royalty agreements, licenses or other agreements relating to Intellectual Property (excluding licenses pertaining to "off-the-shelf" commercially available software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a license fee of no more than $10,000); and (xi) any other agreement under which the consequences of a Default or termination could reasonably be expected to have a Material Adverse Effect.

(b) The Company has made available to Buyer either an original or a correct and complete copy of each written Material Agreement. With respect to each Material Agreement to which the Company or any Subsidiary is a party thereto: (i) the Agreement is the legal, valid, binding, enforceable obligation and is in full force and effect in all Material respects, subject to bankruptcy and equitable remedies exceptions; (ii) (A) is not in Material breach or Default thereof and (B) no event has occurred which, with notice or lapse of time, would constitute a Material breach or Default of, or Permit termination, modification, or acceleration under, the Material Agreement; and (iii) no Material provision of the Agreement has been repudiated.

3.10. Intentionally Omitted.

3.11. Board Recommendation. The Board of Directors of the Company have determined that the terms of the Transactions are fair to and in the best interests of the respective Shareholders of the Company.

3.12. No Registration of Securities. The Company understands and acknowledges that except as set forth in this Agreement, the offering, Exchange and issuance of the Exchange Shares pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering, sale, Exchange and issuance of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(a)(2) of the Securities Act for each U.S. Shareholder, or pursuant to Regulation S of the Securities Act for each Non-U.S. Shareholder, and that Buyer's reliance upon such exemption is predicated in part upon the Company's and the Shareholders' representations herein.

3.13. Certain Fees. No brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Transactions contemplated by the Transaction Documents. The Company shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the Transactions contemplated by the Transaction Documents.

3.14. Registration Rights. No Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

3.15. Bad Actor Disqualification. With respect to the Exchange Shares to be issued hereunder in reliance on Rule 506 under the Securities Act ("**Regulation D Securities**"), none of the Shareholders, the Company, any of its predecessors, any affiliated issuer, any director, executive officer, any beneficial owner of 20% or more of the Shareholder's outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an "**Issuer Covered Person**" and, together, "**Issuer Covered Persons**") is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a "**Disqualification Event**"), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Shareholder has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to

the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Buyer a copy of any disclosures provided thereunder as set forth on Schedule 3.15.

3.16. Full Disclosure. All of the representations and warranties made by the Company and the Subsidiaries in this Agreement, including the Company Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by the Company at the Closing pursuant to this Agreement, are true, correct and complete in all Material respects and do not contain any untrue statement of a Material fact or omit to state any Material fact necessary in Order to make such representations, warranties or statements, in light of the circumstances under which they were made, not misleading. The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to Buyer or its representatives by or on behalf of any Company or its Affiliates in connection with the negotiation of this Agreement and the Transactions contemplated hereby do not contain any Material misstatement of fact or omit to state a Material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and to the Shareholders that, except as set forth in Buyer Disclosure Schedule:

4.1. Organization, Standing, Corporate Power and Quotation of Common Stock. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Buyer. If the Buyer has no Subsidiaries, all other references to the Subsidiaries or any of them in this Agreement, shall be disregarded.

4.2. Subsidiaries. The Subsidiaries of the Buyer, and the authorized and outstanding capital stock of each are set forth on Schedule 4.2. All of the outstanding capital stock of the Buyer's Subsidiaries are owned by Buyer free and clear of all Liens. Other than as set forth on Schedule 4.2, Buyer does not own directly or indirectly, any equity or other ownership interest in any Company, corporation, partnership, joint venture or otherwise.

4.3. Capital Structure of Buyer. Immediately prior to the issuance of the Exchange Shares at Closing, as of the date of this Agreement, the number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of capital stock reserved for issuance under the Company's various option and incentive plans is specified on Schedule 4.3. No Shares of Buyer Common Stock or Buyer Preferred Stock will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise, except as described in Schedule 4.3. All outstanding shares of capital stock of Buyer and its Subsidiaries are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for the Buyer Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Buyer having the right to vote (or convertible into, or exchangeable for, securities having

the right to vote). Except as set forth on Schedule 4.3, there are no outstanding securities, options, warrants, calls, rights, commitments, Agreements, arrangements or undertakings of any kind to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound obligating Buyer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Buyer or any of its Subsidiaries or obligating Buyer or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, Agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Buyer or any of its Subsidiaries. There are no Agreements or arrangements pursuant to which the Buyer is or could be required to register shares of Buyer Common Stock or other securities under the Securities Act or other Agreements or arrangements with or among any security holders of the Buyer with respect to securities of the Buyer.

4.4. Corporate Authority; Noncontravention. Buyer has all requisite corporate and other power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and when delivered by Buyer, shall constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to a loss of a Material benefit under, or result in the creation of any Lien upon any of the properties or Assets of Buyer under, (i) the Certificate of Incorporation, Bylaws, or other charter documents of Buyer, (ii) any loan or credit Agreement, note, bond, mortgage, indenture, lease or other Agreement, instrument, Permit, concession, franchise or license applicable to Buyer, its properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to Buyer, its properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Buyer or could not prevent, hinder or Materially delay the ability of Buyer to consummate the Transactions.

4.5. No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Exchange Shares and the consummation by it of the Transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Buyer's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a Default (or an event that with notice or lapse of time or both would become a Default) under, result in the creation of any Lien upon any of the properties or Assets of the Buyer or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Agreement, credit facility, debt or other instrument (evidencing a Buyer or Subsidiary debt or otherwise) or other understanding to which the Buyer or any Subsidiary is a party or by which any property or Asset of the Buyer or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any Law, rule, regulation, Order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Buyer or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or Asset of the Buyer or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

4.6. <u>OTC Documents; Undisclosed Liabilities; Financial Statements</u>.

(a) The Buyer is currently an issuer subject to Rule 144(i) under the Securities Act. Buyer's Common Stock is currently traded on the gray sheet tier of the OTC Markets following an SEC ten day temporary suspension from trading, which began on February 10, 2021 and expired on February 24, 2021 (the "Temporary Trading Suspension"). The Buyer has historically published its financial statements as an unaudited company but as of March 9, 2021 has published audited financial statements for the 2019 and 2020 fiscal years through the OTC Markets Group, Inc. (the "**<u>OTC</u>**"). All reports, schedules, forms, statements and other documents filed through OTC are available at https://www.otcmarkets.com/stock/COUV/disclosure (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the ("**<u>Buyer OTC Documents</u>**")., In Order to satisfy the requirements of OTC following the Temporary Trading Suspension, Buyer is required to submit a new Form 211 to FINRA, and Buyer is in the process of working with securities counsel and a market maker to file such Form 211, which is expected to be filed by August [__], 2021, following Buyer's filing of a Form 10-12(g), and its effectiveness with the SEC, at which time its current public information requirements under Rule 144(c) will be met. As of their respective dates, and until the Temporary Trading Suspension, the Buyer OTC Documents complied in all Material respects with the requirements of OTC, as required to maintain its quotation on the OTC Markets Pink Tier. Except to the extent revised or superseded by a subsequent publication with the OTC, none of the Buyer OTC Documents contained any untrue statement of a Material fact or omitted to state a Material fact required to be stated therein or necessary in Order to make the statements therein, in light of the circumstances under which they were made, not misleading. The unaudited consolidated financial statements of Buyer included in such Buyer OTC Documents and the audited financial statements for the 2019 and 2020 fiscal years, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Buyer as of the dates thereof and the results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). Except as set forth in the Buyer OTC Documents, at the date of the most recent financial statements of Buyer included in the Buyer OTC Documents, Buyer has not incurred any liabilities or monetary obligations of any nature (whether accrued, absolute, contingent or otherwise), which, individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Buyer. Buyer hereby represents and warrants that Buyer's financial statements for fiscal years 2019 and 2020 included in the Buyer OTC Documents were audited by a certified public accountant to satisfy any requirements which may be necessary to include financial statements in any filing to be made with the SEC on or after the Closing Date.

(b) Except as disclosed in the Buyer OTC Documents published prior to the date hereof or as set forth in this Agreement, since September 30, 2020 (the "**<u>Buyer Balance Sheet Date</u>**"), there has been no Material Adverse Effect with respect to Buyer.

(c) Except as disclosed in the Buyer OTC Documents published prior to the date hereof or as provided in this Agreement, since the Buyer Balance Sheet Date, Buyer has not issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of Buyer and, has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of Buyer or has incurred or agreed to incur any indebtedness for borrowed money.

4.7. <u>Absence of Certain Changes</u>. Except as disclosed in the Buyer OTC Documents filed prior to the date hereof, since the Buyer Balance Sheet Date, Buyer has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any:

(i) Material adverse change with respect to Buyer.

(ii) event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.1 without prior consent of the Company.

(iii) condition, event or occurrence which could reasonably be expected to prevent, hinder or Materially delay the ability of Buyer to consummate the Transactions contemplated by this Agreement.

(iv) incurrence, assumption or guarantee by Buyer of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices or as disclosed to the Company in writing.

(v) creation or other incurrence by Buyer of any security interest on any Asset other than in the ordinary course consistent with past practices.

(vi) Transaction or commitment made, or any contract or Agreement entered into, by Buyer relating to its Assets or business (including the acquisition or disposition of any Assets) or any relinquishment by Buyer of any contract or other right, in either case, Material to Buyer, other than Transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(vii) labor dispute, other than routine, individual grievances, or, to the Knowledge of Buyer, any activity or proceeding by a labor union or representative thereof to organize any employees of Buyer or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(viii) change in any compensation to officer, director or other Affiliate of Buyer or the grant of any equity compensation to any such Person;

(ix) payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due.

(x) write-offs or write-downs of any Assets of Buyer.

(xi) creation, termination or amendment of, or waiver of any right under, any Material Contract of Buyer.

(xii) damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on Buyer.

(xiii) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material adverse change with respect to Buyer; or

(xiv) Agreement or commitment to do any of the foregoing.

4.8. Certain Fees. No brokerage or finder's fees or commissions are or will be payable by Buyer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the Transactions contemplated by this Agreement.

4.9. Litigation; Labor Matters; Compliance with Laws.

(a) Except for the litigation commenced by Buyer against four defendant shareholders who were issued common stock without consideration in 2010, which is currently pending in the U.S. District Court for the District of Maryland in Case No. 1:20-cv-02925-ELH, or otherwise as set forth in the Buyer OTC Documents or in Schedule 4.9 to this Agreement, there is no suit, action or proceeding or investigation pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Buyer or prevent, hinder or Materially delay the ability of Buyer to consummate the Transactions, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against Buyer having, or which, insofar as reasonably could be foreseen by Buyer, in the future could have, any such effect.

(b) Buyer is not a party to, or bound by, any collective bargaining Agreement, Contract or other Agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, any of which could have a Material Adverse Effect with respect to Buyer.

(c) To the best of Buyer's Knowledge, the conduct of the business of Buyer complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto.

(d) Neither the Buyer nor to the best of Buyer's Knowledge, any director or officer thereof, is or has been the subject of any Order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the best Knowledge of the Buyer, there is not pending or contemplated, any investigation by the SEC involving the Buyer or any current or former director or officer of the Buyer.

4.10. Benefit Plans. Buyer is not a party to any Benefit Plan under which Buyer currently has an obligation to provide benefits to any current or former employee, officer or director of Buyer.

4.11. Tax Returns and Tax Payments.

(a) Buyer has not filed Tax Returns and to the best of Buyer's Knowledge, Buyer no Tax Returns are required to be filed by it (taking into account all applicable extensions or agreed payment schedules). To the best of Buyer's Knowledge, no claim has ever been made in writing or otherwise addressed to Buyer or any of its Subsidiaries by a taxing authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Since the Buyer Balance Sheet Date, Buyer has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(b) No Material claim for unpaid Taxes has been made or become a Lien against the property of Buyer or any of its Subsidiaries or is being asserted against Buyer or any of its Subsidiaries, no audit of any Tax Return of Buyer or any of its Subsidiaries is being conducted by a Tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Buyer or any of its Subsidiaries and is currently in effect. To the best of Buyer's Knowledge, Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.12. Environmental Matters. Buyer is in compliance with all requisite Environmental Laws in all Material respects. Neither Buyer nor any of its Subsidiaries has received any written notice regarding any violation of any Environmental Laws, including any investigatory, remedial or corrective obligations, which, if determined adversely to Buyer or any of its Subsidiaries, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Buyer and each its Subsidiaries holds all Permits and authorizations required under applicable Environmental Laws, unless the failure to hold such Permits and authorizations would not have a Material Adverse Effect on Buyer, and is compliance with all terms, conditions and provisions of all such Permits and authorizations in all Material respects. No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by Buyer or any of its Subsidiaries or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to Buyer or any of its Subsidiaries. Neither Buyer nor any of its subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in any liability to Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries has any liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a Material Adverse Effect on Buyer or any of its Subsidiaries. There are no past, pending or threatened claims under Environmental Laws against Buyer or any of its Subsidiaries and neither Buyer nor any of its Subsidiaries is aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against Buyer or any of its Subsidiaries pursuant to Environmental Laws.

4.13. Properties. Buyer and each its Subsidiaries has valid land use rights for all real property that is Material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet as being owned by Buyer or acquired after the date thereof which are, individually or in the aggregate, Material to Buyer's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever. Any real property and facilities held under lease by Buyer or its Subsidiaries are held by them under valid, subsisting and enforceable leases of which Buyer is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

4.14. Intellectual Property. The Buyer Intellectual Property is set forth on Schedule 4.14. Except as set forth in the Buyer OTC Documents, Buyer owns or has valid rights to use the Trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source Codes thereto) that are necessary for the conduct of its business as now being conducted. All of Buyer's and its Subsidiaries' licenses to use Software programs are current and have been paid for the appropriate number of users. To the Knowledge of Buyer, none of Buyer's or its Subsidiaries' Intellectual Property infringe upon the rights of any third party that may give rise to a cause of action or claim against Buyer or each of its successors.

4.15. Board Determination. The Board of Directors of Buyer has determined as of the Closing Date that the terms of the Transactions are fair to and in the best interests of Buyer and its stockholders.

4.16. Due Authorization. Buyer represents that the issuance of the Exchange Shares will be in compliance with Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of Buyer. The Exchange Shares are duly and validly authorized and, upon issuance in accordance with this Agreement, will be duly issued, fully paid and non-assessable and free (and not issued or sold in violation) of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights, Taxes, claims, Liens, charges, encumbrances or other restrictions (other than as provided herein and restrictions under federal and applicable state securities laws).

4.17. Compliance. Except as described in Buyer's OTC Documents or as set forth on Schedule 4.17, neither the Buyer nor any Subsidiary: (i) is in Default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a Default by the Buyer or any Subsidiary under), nor has the Buyer or any Subsidiary received notice of a claim that it is in Default under or that it is in violation of, any indenture, loan or credit Agreement or any other Agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such Default or violation has been waived); (ii) is in violation of any judgment, decree or Order of any court, arbitrator or other governmental authority; or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to Taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

4.18. Compliance with Anti-Corruption Laws. Neither Buyer nor to the Knowledge of Buyer, any director, officer, agent, employee or other person acting on behalf of Buyer has, in the course of its actions for, or on behalf of, Buyer: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any applicable U.S. Laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.19. OFAC. Neither Buyer, nor to the Knowledge of Buyer, any director, officer, agent, employee, Affiliate or Person acting on behalf of Buyer, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.20. Liabilities. Buyer has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities indebtedness or obligations disclosed to the Company in writing, as shown in its audited financial statements for the years ending 2019 and 2020, or set forth on Schedule 4.20.

4.21. Transactions With Affiliates and Employees. No officer, director, employee or stockholder of the Buyer or any Affiliate of any such Person, has or has had, either directly or indirectly, an interest in any Transaction with Buyer (other than for services as employees, officers and directors), including any contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the Knowledge of Buyer, any entity in which any such Person has an interest or is an officer, director, trustee or partner.

4.22. Bank Accounts and Safe Deposit Boxes. Buyer has such bank accounts at such banks and with such account numbers as set forth on Schedule 4.22.

4.23. Investment Company. Neither Buyer nor any Subsidiary is an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended.

4.24. Bankruptcy and Indebtedness. Buyer emerged from bankruptcy in 2010. Since 2011, Buyer has not taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does Buyer have any Knowledge or reason to believe that any of its respective creditors intend to initiate involuntary bankruptcy proceedings or any actual Knowledge of any fact which would reasonably lead a creditor to do so. There is no outstanding secured and unsecured indebtedness of Buyer, or for which the Company has commitments except as set

forth on Schedule 4.20. All indebtedness of the Buyer will be paid off as soon as commercially practicable following the Closing Date. Other than as disclosed on Schedule 4.20, neither the Buyer nor any Subsidiary is in Default with respect to any indebtedness.

4.25. Listing and Maintenance Requirements. Buyer's Common Stock is currently quoted on the OTC Gray Market tier maintained by OTC Markets Group, Inc. and, other than the Temporary Trading Suspension, and the Caveat Emptor notice placed by OTC on Buyer's OTC profile, Buyer has not, in the 24 months preceding the date hereof, received any notice from the OTC or FINRA or any trading platform on which the Common Stock is or has been traded or quoted to the effect that Buyer is not in compliance with the quoting, listing or maintenance requirements of the OTC or such other trading market. Following Buyer's filing of a Form 10-12(g) with the SEC, and the filing by its market maker of a Form 211 with FINRA, Buyer has no reason to believe that it will not, in the foreseeable future, be in compliance with all such quoting, listing and maintenance requirements.

4.26. No SEC or FINRA Inquiries. Neither Buyer nor any of its present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA.

4.27. DTC Eligible. Prior to the Temporary Trading Suspension, Buyer's Common Stock was DTC eligible. DTC has not placed a "freeze" or a "chill" on Buyer's Common Stock and Buyer has no reason to believe that DTC has any intention to make Buyer's Common Stock not DTC eligible, or place a "freeze" or "chill" on Buyer's Common Stock, following Buyer's filing of a Form 10-12(g) with the SEC, and the filing by its market maker of a Form 211 with FINRA.

4.28. Promotional Stock Activities. Neither the Buyer, its officers, or any Affiliates or agents of Buyer have engaged in any stock promotional activity that could give rise to a complaint or inquired by the SEC alleging (i) a violation of the anti-fraud provisions of the federal securities laws, (ii) violations of the anti-touting provisions, (iii) improper "gun-jumping"; or (iv) promotion without proper disclosure of compensation.

4.29. Material Contracts. Schedule 4.29 lists the Contracts and other agreements ("**Material Agreements**") to which the Buyer is a party: (i) any agreement (or group of related agreements) for the lease of real or personal property, including capital leases, to or from any person providing for annual lease payments in excess of $25,000; (ii) any licensing agreement, or any agreement forming a partnership, strategic alliances, profit sharing or joint venture; (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money in excess of $10,000, or under which a security interest has been imposed on any of its Assets, tangible or intangible; (iv) any profit sharing, deferred compensation, severance, or other Material plan or arrangement for the benefit of its current or former officers, directors and managers or any of the Buyer's employees; (v) any employment or independent contractor Agreement providing annual compensation in excess of $10,000 or providing post-termination or severance payments or benefits or that cannot be cancelled without more than thirty (30) days' notice; (vi) any agreement with any current or former officer, director, Shareholder, members, manager or Affiliate of the Buyer; (vii) any agreements relating to the acquisition (by merger, purchase of units or Assets or otherwise) by the Buyer of any operating business or Material Assets or the capital stock of any other person; (viii) any Agreements for the sale of any of the Assets of the Buyer, other than in the ordinary course of business; (ix) any outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Buyer; (x) any royalty agreements, licenses or other agreements relating to Intellectual Property (excluding licenses pertaining to "off-the-shelf" commercially available software used pursuant to shrink-wrap or click-through license Agreements on reasonable terms for a license fee of no more than $10,000); and (xi) any other agreement under which the consequences of a Default or termination could reasonably be expected to have a Material Adverse Effect on the Buyer including any customer Agreements.

(a) The Buyer has made available to Company either an original or a correct and complete copy of each written Material Agreement. With respect to each Material Agreement to which the Buyer is a party thereto: (i) the Material Agreement is the legal, valid, binding, enforceable obligation of the Buyer and is in full force and effect in all Material respects, subject to bankruptcy and equitable remedies exceptions; (ii) (A) other than as set forth on Schedule 4.29,the Buyer is not in Material breach or Default thereof and (B) no event has occurred which, with notice or lapse of time, would constitute a Material breach or Default of, or Permit termination, modification, or acceleration under, the Material Agreement; and (iii) the Buyer has not repudiated any Material provision of the Material Agreement.

4.30 Organizational Documents. Buyer has delivered in electronic form, hard copy or made available to the Company a true and correct copy of the Certificate of Incorporation, as amended and Bylaws, as amended of Buyer and any other organizational documents of Buyer, each as amended, and each such instrument is in full force and effect as of the Closing Date (the "**Organizational Documents**"). Buyer is not in violation of any of the provisions of its Organizational Documents. Buyer has also delivered or made available to the Company a true and correct copy of the minute book as applicable of Buyer as is in full force and effect as of the Closing Date (the "**Minute Book**"). All information contained in the Minute Book has not been revoked as of the Closing Date.

4.31. **Stock Option Plans**. Except as set forth on Schedule 4.31, each stock option granted by the Buyer under any Buyer's stock option or equity incentive plan was granted (i) in accordance with the terms of such plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Buyer's stock option plan has been backdated. The Buyer has not knowingly granted, and there is no and has been no Buyer policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of Material information regarding the Buyer or its Subsidiaries or their financial results or prospects.

4.32 Solvency. Based on the consolidated financial condition of the Buyer as of the Closing Date: (i) the fair saleable value of the Buyer's Assets exceeds the amount that will be required to be paid on or in respect of the Buyer's existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Buyer's Assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Buyer, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Buyer, together with the proceeds the Buyer would receive, were it to liquidate all of its Assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Buyer does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Buyer has no Knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization Laws of any jurisdiction within one year from the Closing Date.

4.33. Full Disclosure. All of the representations and warranties made by Buyer in this Agreement, including the Buyer Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by Buyer at the Closing pursuant to this Agreement, are true, correct and complete in all Material respects and do not contain any untrue statement of a Material fact or omit to state any Material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by Buyer pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to the

Company or its representatives by or on behalf of Buyer or their Affiliates in connection with the negotiation of this Agreement and the Transactions contemplated hereby do not contain any Material misstatement of fact or omit to state a Material fact or any fact necessary to make the statements contained therein not misleading.

4.34. Bad Actor Disqualification. Neither the Buyer, any affiliated issuer, any director, executive officer, any beneficial owner of twenty percent (20%) or more of the Buyer's outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, a "**Buyer Covered Person**" and, together, "**Buyer Covered Persons**") is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a "**Disqualification Event**"), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Buyer has exercised reasonable care to determine whether any Buyer Covered Person is subject to a Disqualification Event. The Buyer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Company and the Shareholders a copy of any disclosures provided thereunder as set forth on Schedule 4.34.

ARTICLE V

COVENANTS OF THE COMPANY

5.1. Conduct of the Company Business. From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, the Company shall not, unless agreed to in writing by Buyer:

(a) engage in any Transaction, except in the normal and ordinary course of business, or create or suffer to exist any Lien or other encumbrance upon any of its Assets or which will not be discharged in full prior to the Closing Date;

(b) sell, assign or otherwise transfer any of its Assets, or cancel or compromise any debts or claims relating to its Assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its Material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Closing Date;

(d) intentionally Permit any Material Adverse Effect to occur with respect to the Company;

(e) make any Material change in its accounting or bookkeeping methods, principles or practices, except as required by GAAP; or

(f) authorize any, or commit or agree to take any of, the foregoing actions.

5.2. Satisfaction of Conditions Precedent. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VIII, and the Company will use its commercially reasonable efforts to cause the Transactions to be consummated.

5.3. No Other Negotiations. As of the date of this Agreement, the Company has not entered into any agreement or understanding with, and is not engaging in any discussions with any third party concerning an Alternative Acquisition including, without limitation, any agreement or understanding that would require the Company to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any Transaction or series of Transactions with any Person, other than Buyer and its Affiliates involving any Alternative Acquisition, (b) provide information with respect to either Party to any Person, other than in connection with this Agreement, relating to a possible Alternative Acquisition by any Person, (c) enter into an Agreement with any Person providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Buyer and its Affiliates.

(a) If the Company receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, or that could reasonably expected to lead to an Alternative Acquisition, or any request for nonpublic information relating to the Company, the Company shall promptly notify Buyer thereof, including information as to the identity of the party making any such offer, inquiry or proposal and the specific terms of such offer, inquiry or proposal, as the case may be, and shall keep Buyer promptly informed of any developments with respect to same.

5.4. Access. The Company shall afford to Buyer, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Buyer, reasonable access during normal business hours during the period prior to the Closing Date or the termination of this Agreement to all of the Company's properties, books, Contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Buyer, (a) a copy of each report, schedule, and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Buyer or its representatives may reasonably request.

5.5. Notification of Certain Matters. The Company shall give prompt notice to Buyer of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Company representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of the Company to comply with or satisfy any covenant, condition or Agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to Buyer.

5.6. Intentionally Omitted.

5.7. Exchange Act Reporting. The Company shall act in good faith and take such further assurances and provide such further information as are necessary to assist Buyer with complying with the requirements set forth in Section 8.3(j) of this Agreement.

5.8 Legal Opinions. The Company shall act in good faith and accept any opinion of counsel for any Shareholder of Buyer who submits a request to remove a legend on any Buyer Common Stock provided any such opinion is, in the opinion of counsel, in compliance with the Securities Act and the rules and regulations promulgated thereunder.

ARTICLE VI

COVENANTS OF THE BUYER

6.1. Conduct of the Buyer Business. From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, the Buyer shall not, unless agreed to in writing by the Company:

(a) engage in any Transaction, except in the normal and ordinary course of business, or create or suffer to exist any Lien or other encumbrance upon any of its Assets or which will not be discharged in full prior to the Closing Date;

(b) sell, assign or otherwise transfer any of its Assets, or cancel or compromise any debts or claims relating to its Assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its Material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Closing Date;

(d) intentionally Permit any Material Adverse Effect to occur with respect to the Buyer;

(e) make any Material change in its accounting or bookkeeping methods, principles or practices, except as required by GAAP; or

(f) authorize any, or commit or agree to take any of, the foregoing actions.

6.2 Access. Buyer shall afford to the Company and to the officers, employees, accountants, counsel, financial advisors and other representatives of the Company reasonable access during normal business hours during the period prior to the Closing Date or the termination of this Agreement to all of the Buyer's properties, books, contracts, commitments, personnel and records and, during such period, the Buyer shall furnish promptly to the Company, (a) a copy of each report, schedule, registration statements and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as the Company or its representatives may reasonably request.

6.3. No Other Negotiations. As of the date of this Agreement, the Buyer has not entered into any agreement or understanding with, and is not engaging in any discussions with any third party concerning an Alternative Acquisition including, without limitation, any agreement or understanding that would require the Buyer to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Buyer shall not, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any Transaction or series of Transactions with any Person, other than Buyer and its Affiliates involving any Alternative Acquisition, (b) provide information with respect to either Party to any Person, other than in connection with this Agreement, relating to a possible Alternative Acquisition by any Person, (c) enter into an Agreement with any Person providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Buyer and its Affiliates.

(a) If Buyer receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, or that could reasonably expected to lead to an

Alternative Acquisition, or any request for nonpublic information relating to the Company, the Buyer shall promptly notify the Company thereof, including information as to the identity of the party making any such offer, inquiry or proposal and the specific terms of such offer, inquiry or proposal, as the case may be, and shall keep the Company promptly informed of any developments with respect to same.

6.4. Notification of Certain Matters. The Buyer shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Buyer representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of the Buyer to comply with or satisfy any covenant, condition or Agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Company.

6.5. Satisfaction of Conditions Precedent. During the term of this Agreement, Buyer will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VIII, and Buyer will use its commercially reasonable efforts to cause the Transactions to be consummated.

6.6. Delivery of Certificates for Exchange Shares. As soon as practicable after the Closing Date, the Buyer shall deliver or cause to be delivered to the Shareholder certificates for the Exchange Shares.

6.7. Intentionally Omitted.

6.8. Intentionally Omitted.

6.9. Promotional Activities. Buyer shall not, following the Closing Date, directly or indirectly, conduct any stock promotion activities, in writing, orally or otherwise, without the prior written consent of the Company.

6.10. Bank Accounts. On the Closing Date, Buyer shall take appropriate steps to transfer all cash on hand and maintained in the bank accounts identified in Schedule 4.22 to one bank account as identified on Schedule 4.22 and wire all cash to a bank account of the Company as designed in writing between the parties. Following execution of this Agreement and until the consummation of all transactions contemplated herein, Isaac Sutton shall retain control over Buyer's bank account. Following the Closing Date, Buyer shall take all necessary steps, as soon as commercially practicable after the Closing Date, to close all bank accounts in the name of Buyer and shall provide evidence of such closures to the Company, in form and substance reasonably acceptable to the Company. In addition, following the Closing Date, and at no time before such Closing Date, any check, withdrawal, wire or other deduction from any Buyer bank account shall require the approval and signature of Andrew Sispoidis, or such other representative of the Company as may be identified on or after the date of this Agreement.

6.11. Intentionally Omitted.

6.12. Intentionally Omitted.

6.13. Prohibited Transactions. After the Closing Date and until the one year anniversary of the effective date of the registration statement to be filed in accordance with Section 8.3(j) , the Buyer shall not engage in any Transaction which would cause a reset of the holding period for purposes of Rule 144 under the Securities Act of any shares of common stock of Buyer issued and outstanding immediately prior to the Closing Date. Notwithstanding the foregoing, the provisions of this Section shall terminate upon the Buyer's listing of the Buyer Common Stock on a national securities exchange.

6.14. Capital Changes. Until the registration statement to be filed by the Buyer set forth in Section 8.3(j) is declared effective the SEC, the Buyer shall not undertake a reverse stock split of the Buyer Common Stock.

6.15. Payoff Letters. The Buyer will have delivered to the Company as soon as commercially practicable after the Closing Date, such pay-off letters and releases relating to liabilities as the Company may reasonably request to confirm that Buyer has no outstanding indebtedness.

6.16. SEC Filings. The Buyer will file as soon as practicable after the Closing Date, the registration statement in accordance with Section 8.3(j) to satisfy the requirements under Rule 144(c).

6.17. Legal Opinions. The Buyer shall act in good faith and accept any opinion of counsel for any Shareholder of Company (who becomes Shareholder of Buyer) who submits a request to remove a legend on any Buyer Common Stock provided any such opinion is, in the opinion of counsel, in compliance with the Securities Act and the rules and regulations promulgated thereunder.

ARTICLE VII

COVENANTS OF BUYER, THE SHAREHOLDERS AND THE COMPANY

7.1. Notices of Certain Events. The Company, the Shareholders, and Buyer shall promptly notify each party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Entity in connection with the Transactions; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Articles III or IV or that relate to the consummation of the Transactions or any other development causing a breach of any representation or warranty made by a party hereunder. Delivery of notice pursuant to this Section 7.1 shall not limit or otherwise affect remedies available to any party hereunder.

7.2. Public Announcements. No party shall have the right to issue any press release or other public statement with respect to this Agreement or the Transactions contemplated herein without the prior written consent of the board of directors of both Buyer and Company (not to be unreasonably withheld, delayed, denied or conditioned), except as required by Law.

7.3. Transfer Taxes. Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Transactions contemplated hereby that are required or permitted to be filed on or before the Closing Date. Buyer and the Company agree that the Company will pay any real property, transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the Transactions or the surrender of the Shares pursuant thereto (collectively, "**Transfer Taxes**"), excluding any Transfer Taxes as may result from the transfer of

beneficial interests in the Shares other than as a result of the Transactions contemplated under this Agreement, and any penalties or interest with respect to the Transfer Taxes. The Company agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes.

7.4. Reasonable Efforts. The parties further agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, Permits, authorizations, Orders and approvals from Governmental Entities and the making of all other necessary registrations and filings, (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Transactions or required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Closing Date, (iii) the satisfaction of all conditions precedent to the parties' obligations hereunder, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions contemplated by, and to fully carry out the purposes of, this Agreement.

7.5. Fees and Expenses. Each party will be responsible for his/her/its own legal, accounting and other expenses incurred by such party hereto in connection with the Transactions.

7.6. Regulatory Matters and Approvals. Each of the Shareholders, the Company and the Buyer will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 2.3(i), 3.5 and 4.5 above, respectively.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1. Condition to Obligation of Each Party to Effect the Transactions. The respective obligations of Buyer, each Shareholder and the Company to consummate the Transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) No Injunctions. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Transactions contemplated herein shall be in effect; provided, however, that each of Buyer and the Company shall have used its commercially reasonable efforts to prevent the entry of such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

(b) Director and Officer Appointments. As of the Closing Date, Buyer shall have taken all action to cause (a) the Persons as set forth on Schedule 8.1(b) to be appointed Buyer's new directors and officers, and (b) the current officers and directors of the Buyer as set forth on Schedule 8.1(b) to resign from the Buyer.

8.2. Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of the Company and each Shareholder contained in this Agreement and in any certificate or other writing delivered to Buyer pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and Buyer shall have received a certificate to such effect signed by the President and the Chief Executive Officer of the Company.

(b) Agreements and Covenants. The Company and each Shareholder shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Buyer shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Company.

(c) Certificate of Secretary. The Company shall have delivered to Buyer a certificate executed by the Secretary of the Company certifying: (i) resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement and the Transactions; (ii) the Company Charter Documents as in effect immediately prior to the Closing Date, including all amendments thereto; and (iii) the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions contemplated hereby shall have been obtained and made by the Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Company.

(e) Acquisition of Solutions for Start-Up Ventures Limited. The Company shall have completed the acquisition of Solutions for Start-Up Ventures Limited, a private Company limited by shares incorporated in England and Wales, in accordance with the terms of the certain Share Purchase Agreement by and between the Company, Solutions for Start-Up Ventures Limited and the Shareholders of Solutions for Start-Up Ventures Limited dated as of March 16, 2021.

(f) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company other than any change that shall result from general economic conditions or conditions generally affecting the industry in which the Company conducts operations.

(g) Due Diligence. The Buyer shall be satisfied with its due diligence investigations.

8.3. Additional Conditions to Obligations of the Company and the Shareholders. The obligations of the Company and each Shareholder to consummate the Transactions are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered to the Company pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Buyer.

(b) Agreements and Covenants. Buyer shall have performed or complied with all Agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the

Closing Date, and the Company shall have received a certificate to such effect signed by the President and Chief Executive Officer of Buyer.

(c) Intentionally Omitted.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Buyer for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions contemplated hereby shall have been obtained and made by Buyer, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on Buyer.

(e) Absence of Material Adverse Effect. Since the date of the this Agreement, there shall not have been any Material Adverse Effect on Buyer, other than any change that shall result from general economic conditions or conditions generally affecting the industry in which Buyer conducts operations.

(f) Officer's Certificate of Buyer. The Company shall have received a certificate executed on behalf of Buyer by an executive officer of Buyer, confirming that the conditions set forth in Sections 8.3 (a) and (b) have been satisfied.

(g) Secretary's Certificate of Buyer. The Company shall have received a certificate, dated as of the Closing Date, from the Secretary of Buyer, certifying (i) as to the incumbency and signatures of the officers of Buyer, who shall execute this Agreement and documents at the Closing and (ii) that attached thereto is a true and complete copy of (A) the certificate of incorporation of Buyer and all amendments thereto, (B) the bylaws of Buyer and all amendments thereto, and (C) resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer.

(h) Resignations. The current officers and directors of Buyer shall submit written resignations from their respective positions with Buyer and Buyer shall provide copies of such resignations to the Company.

(i) Due Diligence. The Company and the Shareholders shall be satisfied with its due diligence investigations.

(j) Form 10. The Buyer shall have filed a Form 10 Registration Statement ("**Form 10**") with the Securities and Exchange Commission ("**SEC**") in order to register its shares of common stock, par value $0.0001 per share, under Section 12(g) of the Securities Act of 1933, as amended, and the Form 10 shall have cleared all comments issued by the SEC and have been deemed effective by the SEC.

(k) Termination of SEC Suspension; No New Actions. Other than the ten day temporary suspension, pursuant to Section 12(k) of the Securities Exchange Act of 1934, of trading of the securities of Buyer announced by the SEC on February 9, 2021 (**SEC Release No. 91093**), which began on February 10, 2021 and expired on February 24, 2021, , no new suspension or further SEC action shall have been announced or instituted by the SEC or any other regulatory authority.

(l) Form 211. A registered broker-dealer that is a FINRA member shall have filed an application under Rule 15c-211 to make a market in the common stock, par value $0.0001 per share, of the Buyer.

(m) Disposition of Interest in Medicevo Corporation. Buyer shall have completed the disposition of any interest it has in Medicevo Corporation, and shall have ceased to engage in any COVID-19 related business.

(n) Additional Deliveries. The Buyer will have delivered to the Company, on or prior to the Closing Date, (i) a good standing certificates for Buyer from the State of Delaware, dated within seven (7) days of the Closing Date, and (ii) such other documents as the Buyer may reasonably request.

ARTICLE IX

TERMINATION; SURVIVAL

9.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written Agreement of the Company and Buyer duly authorized by the Boards of Directors of the Company and Buyer;

(b) by either the Company or Buyer, if the other party (which, in the case of Company, shall mean Company or any Shareholder) has breached any representation, warranty, covenant or agreement set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on such other party or would prevent or Materially delay the consummation of the Transactions;

(c) by any party, if all the conditions to the obligations of such party for Closing the Transactions shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by the terminating party; or

(d) by any party, if a permanent injunction or other Order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Transactions shall have been issued and shall have become final and nonappealable.

As used herein, the "**Final Date**" shall be August 22, 2021.

9.2. Notice of Termination. Any termination of this Agreement under Section 9.1 above will be effective immediately upon by the delivery of written notice of the terminating party to the other parties hereto specifying with reasonable particularity the reason for such termination.

9.3. Effect of Termination. In the case of any termination of this Agreement as provided in this Section 9, this Agreement shall be of no further force and effect and nothing herein shall relieve any party from liability for any breach of this Agreement.

9.4. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the termination. This Section 9.4 shall have no effect upon any other obligations of the Parties hereto, whether to be performed before or after the consummation of the Transactions contemplated by this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying not later than two day

delivery, with written verification of receipt. All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten days advance written notice to the other parties hereto):

(a) If to Buyer:

Corporate Universe, Inc.
2093 Philadelphia Pike #8334
Claymont, Delaware 19703
Attention: Isaac Sutton, CEO
Email: isutton@corpuniverse.com

(b) If to the Company or Shareholder:

Carbon-Ion Energy, Inc.
7 Gay Street, Apt. 3N
New York, NY 10014
Attention: Andrew Sispoidis, CEO
Email: asispoidis@carbon-ion.energy

with a copy to (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112
Attn: Richard A. Friedman, Stephen Cohen
Email: rafriedman@sheppardmullin.com, scohen@sheppardmullin.com

10.2. Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties.

10.3. Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.4. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the

Transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

10.7. Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Buyer Disclosure Schedule together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire Agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

10.8. Assignment. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other parties, provided however the Buyer and the Company may assign this Agreement to an Affiliate or successor-in-interest to all or substantially all of the Buyer's or the Company's business, provided such permitted assignee agrees to be bound by the terms and conditions of this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

10.9. Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns and respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

10.10. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of Delaware as applied to Contracts that are executed and performed in Delaware, without regard to the principles of conflicts of Law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the Transactions and any other Transaction Documents shall be commenced exclusively in the Delaware Court of Chancery.

10.11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an "**Electronic Delivery**"), shall be treated in all manner and respects as an original Agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a Contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

10.12. Attorneys' Fees. If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement, is brought by a party hereto against another party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.13. Representation. Each party to this Agreement, severally, and not jointly and only as to itself, represents that it: (a) has been represented in connection with the negotiation and preparation of this

Agreement by counsel of that party's choosing; (b) has authority to enter into and sign the Agreement; and (c) enters into and signs the same by his/her/its own free will.

10.14. Interpretation. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to a "party" or "parties" shall mean Buyer, the Company and/or each Shareholder, as applicable. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" shall include the Company Disclosure Schedule and the Buyer Disclosure Schedule.

10.15. Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[*Remainder of Page Intentionally Left Blank; Signature Pages to Follow*]

IN WITNESS WHEREOF, each of the parties has executed or caused this Share Exchange Agreement to be executed as of the date first written above.

BUYER:

CORPORATE UNIVERSE, INC., a Delaware corporation

By: ______________________

Name: Isaac Sutton
Title: Chief Executive Officer

COMPANY:

CARBON-ION ENERGY, INC., a Delaware corporation

By: ______________________

Name: Andrew Sispoidis
Title: Chief Executive Officer

IN WITNESS WHEREOF, each of the parties has executed or caused this Share Exchange Agreement to be executed as of the date first written above.

BUYER:

CORPORATE UNIVERSE, INC., a Delaware corporation

By: ______________________
Name: Isaac Sutton
Title: Chief Executive Officer

COMPANY:

CARBON-ION ENERGY, INC., a Delaware corporation

By: ______________________
Name: Andrew Sispoidis
Title: Chief Executive Officer

EXHIBIT A

Name of Shareholder	Ownership of Company Common Stock	Number of Common Stock to be Issued	Number of Series D Preferred Stock to be Issued
Merlin Engine LLC	4,400,000	44,000,000	44,000
Adrian Jones	1,200,000	12,000,000	12,000
Andrew Sispoidis	1,200,000	12,000,000	12,000
Robert DelVecchio	800,000	8,000,000	8,000
Gayle Baker	26,400	264,000	264
Tony Lusiola	26,400	264,000	264
Raj Rajendran	46,400	464,000	464
Mike Rigg	40,000	400,000	400
Hugh Sutherland	140,800	1,408,000	1,408
Rachel Eggington	40,000	400,000	400
Chris Hutchens	40,000	400,000	400
Donya Jafari	40,000	400,000	400
[Noteholder]	2,000,000	20,000,000	20,000
TOTAL	**10,000,000**	**100,000,000**	**100,000**

ANNEX A

CERTAIN DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

"**Affiliate(s)**" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

"**Alternative Acquisition**" means any recapitalization, restructuring, financing, merger, consolidation, sale, license or encumbrance or other business combination Transaction or extraordinary corporate Transaction of the Company or the Buyer (as applicable) which would or could reasonably be expected to impede, interfere with, prevent or Materially delay the Transactions, including a firm proposal to make such an acquisition.

"**Assets**" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

"**Buyer Disclosure Schedule**" shall mean the written disclosure schedule delivered on or prior to the date hereof by Buyer to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Contract**" means any written or oral Agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person's capital stock, Assets or business.

"**Default**" means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms.

"**Environmental Laws**" mean any and all federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, Orders, decrees, Codes, plans, injunctions, Permits, concessions, grants, franchises, licenses, Agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

"**GAAP**" means U.S. generally accepted accounting principles.

"**Governmental Entity**" shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

"**Knowledge**" means the actual knowledge of the officers of a party, and knowledge that a reasonable Person in such capacity should have after due inquiry.

"**Intellectual Property**" means the intellectual property listed on Schedule 3.9 and Schedule 4.14.

"**Law**" means any Code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Entity.

"**Lien**" means, with respect to any Asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such Asset.

"**Material**" and "**Materially**" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

"**Material Adverse Effect**" means, with respect to any Person, a Material adverse effect on the condition (financial or otherwise), business, Assets, liabilities or the reported or reasonably anticipated future results or prospects of such Person and its Subsidiaries taken as a whole; to be free from doubt, any breach of any Agreement between the Company and/or the Shareholders shall be considered a Material Adverse Effect; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in United States generally accepted accounting principles, (e) changes in Laws, rules, regulations, Orders, or other binding directives issued by any Governmental Entity or (f) the taking of any action required by this Agreement and the other Agreements contemplated hereby.

"**Order**" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Entity.

"**Person**" means an individual, a corporation, a partnership, an association, a trust, a limited liability Company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

"**Permit**" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

"**SEC**" means the Securities and Exchange Commission.

"**Subsidiary**" means, with respect to any Person, (i) any corporation, limited liability Company, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

"**Transaction Documents**" means the Agreement, and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.